Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders

Linn Energy, LLC:

We consent to the use of our reports dated February 21, 2013, with respect to the consolidated balance sheets of Linn Energy, LLC and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, unitholders’ capital, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in this Registration Statement on Form S-8.

KPMG LLP

Houston, Texas

January 16, 2014